Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports First Quarter Revenues of $48.9 Million

GAAP Losses per Share of $0.55

Non-GAAP Losses per Share of $0.17

CHELMSFORD, Mass. – October 26, 2006 – Mercury Computer Systems, Inc. (NASDAQ: MRCY) reported results for its first quarter ended September 30, 2006.

First quarter revenues were $48.9 million, a decrease of 27% from the prior year’s first quarter. Cash flows from operating activities were a net outflow of $5.4 million in the first quarter. Cash, cash equivalents, and marketable securities as of September 30, 2006 were $152.7 million.

First quarter GAAP operating losses were $13.7 million. First quarter GAAP net losses were $11.7 million. GAAP diluted losses per share were $0.55 for the first quarter. GAAP net losses include $7.8 million in charges, consisting of $2.2 million in stock-based compensation costs, $1.8 million in amortization of acquired intangible assets, $3.1 million of in-process research and development charges, and $0.7 million in restructuring costs. Excluding the impact of these charges, first quarter non-GAAP operating losses were $5.9 million. First quarter non-GAAP net losses were $3.5 million. Non-GAAP diluted losses per share were $0.17 for the first quarter.

“Several months ago, in response to changing market dynamics, we made major changes in leadership, business strategy, organizational structure, and cost structure,” said Jay Bertelli, President and Chief Executive Officer of Mercury Computer Systems, Inc. “The impact of these changes is moving us in the right direction; however, returning us to our historical operating profit levels will require patience.”

- more -

Mercury Computer Systems Reports First Quarter Revenues	Page 2

Mr. Bertelli continued, “We are experiencing early-stage successes from the investments we have been making in FPGA, GPU, and Cell Broadband Engine™ (BE) processors; and in data conversion and software technologies from our acquisitions across our business units. The cycle from evaluation to production ramp for OEMs and Primes is typically 12 to 24 months. We are in the early stages of multiple new opportunities which are expected to return us to our profit goal.”

Backlog

The Company’s total backlog at the end of the first quarter was $96.8 million, a $4.7 million increase over the same quarter last year. Of the current total backlog, $83.2 million represents shipments scheduled over the next 12 months. The book-to-bill ratio was 0.82 for the quarter.

Defense

Revenues for the quarter from Defense were $22.3 million, representing 46% of the Company’s total revenues. Revenues in the defense business unit were adversely affected by the shift in government funding from procurement of intelligence, surveillance and reconnaissance (ISR) systems to more immediate and tactical requirements.

Commercial Imaging and Visualization

Revenues for the quarter from Commercial Imaging and Visualization were $10.2 million, representing 21% of the Company’s total revenues. The decline in the 2D reconstruction legacy business was partially offset by growth in the 3D visualization business.

Advanced Solutions

Revenues for the quarter from Advanced Solutions were $12.8 million, representing 26% of the Company’s total revenues. Advanced Solutions experienced strength in its traditional semiconductor business.

Modular Products and Services

Revenues for the quarter from Modular Products and Services were $3.6 million, representing 7% of the Company’s total revenues.

- more -

Mercury Computer Systems Reports First Quarter Revenues	Page 3

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook. It is possible that actual performance will differ materially from the ranges and estimates given – either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

For the full year, the Company continues to anticipate revenues to be in the range of $235 million to $245 million, representing approximately 2% growth from the prior year at the midpoint of the range.

At the midpoint of the revenue range, the Company currently expects fiscal year 2007 GAAP losses per share to be approximately $0.50. The decline from the previously guided fiscal year 2007 loss of $0.37 is the result of purchase accounting associated with two small acquisitions which closed in the first quarter, and a change in the calculated tax benefit rate. Excluding the impact of stock-based compensation costs, amortization of acquired intangible assets, restructuring costs, and in-process research and development charges, the Company continues to expect fiscal year 2007 non-GAAP earnings per share to be approximately $0.29.

For the second quarter of fiscal year 2007, revenues are currently expected to be in the range of $52 million to $54 million.

The Company currently expects second quarter fiscal 2007 GAAP losses per share to be in the range of a loss of $0.48 to a loss of $0.43. Excluding the impact of stock-based compensation costs and amortization of acquired intangible assets, second quarter fiscal year 2007 non-GAAP losses per share are currently expected to be in the range of a loss of $0.23 to a loss of $0.19.

Recent Highlights

In the first quarter of fiscal 2007, the Company reported industry firsts for product releases and shipments of new technology/capabilities; as well as new design wins and partnerships. As processor technologies grow more complex, suppliers and users of specialized applications

- more -

Mercury Computer Systems Reports First Quarter Revenues	Page 4

across industries increasingly look to Mercury for help selecting and enabling the best technologies for their unique computation needs (Cell BE processors, FPGAs, GPUs, etc.).

Mercury reported a significant level of activity around our Cell BE processor-based offerings. The Mercury Cell Accelerator Board (CAB), announced in July, is the first product with Cell Technology to enable supercomputer-like performance in a PC workstation architecture, which is ideal for rendering, imaging, and other compute-intensive applications. Also, early-access Cell Technology-based development systems and associated software were shipped to customers, and professional services were delivered across a number of diverse industries. Production release systems began shipping in September, at which time Mercury announced the MultiCore Plus™ SDK (Software Development Kit) for programming multicore processors including the Cell BE processor. This complete, intuitive programming environment empowers users with programming ease and maximizes application performance for Cell BE processor-based solutions from Mercury and IBM. In addition, Mercury reported on results from customer engagements to validate performance enhancements using the Cell BE processor, with gains of greater than an order of magnitude, and projections of up to 100X for actual customer applications.

More recently, Mercury announced the collaboration with Barco Federal Systems to design and develop a forward-deployable system based on the Cell BE processor for real-time intelligence, for predictive analysis and decision support in counter intelligence and human intelligence applications. Initial concepts of the sensor visualization and data fusion system have been completed in conjunction with the Battle Command Battle Lab at Fort Huachuca, Arizona.

Mercury’s leadership in the embedded defense market was recognized by two industry research firms, the findings of which were announced in August. Venture Development Corporation (VDC) released its report on vendors and defense contractors and subcontractors in the COTS (commercial off-the-shelf) market. Mercury is the board-level VME COTS market leader, with more than 25% of the board-level VME COTS shipments. Electronic Trend Publications (ETP) findings, which covered a variety of embedded technologies and multiple applications segments,

- more -

Mercury Computer Systems Reports First Quarter Revenues	Page 5

showed Mercury’s lead position with 22% market share of the military/aerospace applications market.

Also in the defense area, Mercury introduced two performance-leading COTS computing systems for sensor-based applications, rounding out the most comprehensive set of RapidIO- and Power Architecture microprocessor-based computers of any vendor in the COTS industry. The PowerStream® 6600, announced in August, will enable sensor computing on the move, and raises the performance bar for conduction-cooled, COTS computer systems. The performance density and rugged mechanical design of the PowerStream 6600 allows manned and unmanned vehicles to support C4ISR (Command, Control, Communication, Computers, Information, Surveillance and Reconnaissance) multimode missions for air, sea, and land deployment.

The PowerStream 7000 FCN (FPGA Compute Node) is a reconfigurable computing variant of the PowerStream 7000 multicomputer that enables twice the processing performance in the same system footprint, and is designed to solve some of the toughest signal and image processing challenges in high-end intelligence, surveillance, and reconnaissance applications. Mercury delivered the PowerStream 7000 FCN to Lockheed Martin for use with the Aegis Weapon System that Lockheed developed for the U.S. Navy.

In July, Mercury also announced one of the highest performing signal processing platforms in existence, with the communications platform specially designed for an industry leader in broadband satellite network deployment. Based on the Mercury Ensemble™ application platform and FPGA computation technologies, the system will provide the signal processing resources and high-speed communications infrastructure to support the massive computing requirements for deployment of Ancillary Terrestrial Component (ATC) services, which enable satellites to work together with terrestrial communications systems to provide improved coverage and capacity for voice and data communications. In its full configuration, the system will interconnect more than 100 latest generation FPGAs and is expected to deliver 20 TeraOPS of computing performance. The system is one of the first in the world that will be deployed to address the challenge of spectrum reuse.

- more -

Mercury Computer Systems Reports First Quarter Revenues	Page 6

Also in August, Mercury announced the shipment of the industry’s first COTS wideband remote transceiver. The Echotek™ Series ECV4-RFT is a mixed-signal module with unique capability to coordinate data streams to and from sets of spatially distributed sensors. With the Echotek ECV4-RFT, telecommunications antenna designers now have new choices for both fixed-base and portable phased-array antennas.

Also based on Echotek technology, the Visage™ MR, introduced in September, is an advanced digital MRI (magnetic resonance imaging) receiver with increased signal-to-noise levels that delivers stunning MRI image quality, shorter scan times, and higher patient throughput. The module, specifically developed for medical imaging, has four times the resolution of current-generation MRI receivers coupled with an extremely high sampling rate. In clinical trials, Visage MR has shown a significant improvement in image quality and reduced scan times – the two primary drivers of MR imaging. Mercury combined Echotek’s unique expertise in extracting clear signals from electronic clutter with MR-specific signal processing and noise-reduction technology, to create the Visage MR product.

Mercury’s expanding Visage product line and growing roster of partners and vendors have helped to solidify a leading position in medical image distribution. In July, Mercury announced strategic agreements with three PACS (picture archiving and communication systems) partners – FPS in France, Color Printer Systems (CPS) in Germany, and Medical Imaging PACS Pty Ltd in Australia. Mercury and its PACS partners provide hospitals with highly integrated solutions that span the diagnostic workflow and significantly accelerate the processing of ever-larger amounts of medical imaging data. These agreements expand Mercury’s cooperation with leading medical OEMs, and its PACS installation base to more than 1,000 sites worldwide.

Moving deeper into the medical imaging realm, Mercury’s amira® visualization software, based on Version 6.0 of Open Inventor™ by Mercury Computer Systems, forms the basis for Pfizer’s computational biochemistry MoViT software, which is currently being used to design compounds to help battle malaria. In July, Mercury announced an agreement for no-cost software licensing to Dr. David Matthews, for use in the support of the Medicines for Malaria Venture (MMV), a nonprofit organization committed to discovering, developing, and delivering

- more -

Mercury Computer Systems Reports First Quarter Revenues	Page 7

affordable antimalarial drugs. Dr. Matthews, retired from Pfizer, is providing pro-bono services to MMV. Using Mercury’s technology and Pfizer’s software, the project has made significant advances over the past 18 months, helping to further MMV’s mission.

Going into the new quarter, Mercury announced the election of Vincent Vitto to the board of directors. Mr. Vitto recently retired after serving as President and Chief Executive Officer of The Charles Stark Draper Laboratory, Inc. since 1997. Prior to that, he spent 32 years of increasing responsibility at MIT Lincoln Laboratory, rising to Assistant Director for Surface Surveillance and Communications. Mr. Vitto received honors from both the Department of Navy and Air Force for public service in 1992, 1998, and 2004. He brings a deep background in aerospace and defense, including radar imaging, satellite communications, and air traffic control, to Mercury’s board. With the addition of Mr. Vitto, Mercury Computer Systems’ board now has nine members.

Conference Call Information

Mercury will host a conference call Thursday, October 26, 2006 at 5:00 p.m. ET to discuss the first quarter 2007 results and review the financial and business outlook for the remainder of the year.

To listen to the conference call, dial (800) 406-5345 in the USA and Canada, and for international, dial (913) 981-5571. The conference code number is 2746374. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 8:00 p.m. ET on Thursday, October 26 through midnight ET on Friday, November 3. To access the replay, dial (888) 203-1112 in the USA and Canada, and for international, dial (719) 457-0820. Enter access code 2746374. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

- more -

Mercury Computer Systems Reports First Quarter Revenues	Page 8

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures adjusted to exclude certain non-cash and other specified charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with their corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2007 business performance and beyond. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2006. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation

Mercury Computer Systems is the leading provider of computing systems and software for data-intensive applications that include image processing, signal processing, and visualization. With a strong commitment to innovation, our expertise in algorithm optimization, systems development, and silicon design is blended with software application knowledge and industry-standard technologies to solve unique computing challenges. We work closely with our customers to architect solutions that have a meaningful impact on everyday life: detecting aneurysms; designing safer, more fuel-efficient aircraft; identifying security threats; discovering oil; developing new drugs; and visualizing virtually every aspect of scientific investigation.

Mercury’s comprehensive, purpose-built solutions capture, process, and present data for the world’s largest medical imaging companies, 8 of the 10 top defense prime contractors, and other

- more -

Mercury Computer Systems Reports First Quarter Revenues	Page 9

leading Fortune 500 and mid-market companies in semiconductor, energy, telecommunications, and other industries. Our dedication to performance excellence and collaborative innovation continues a 23-year history in enabling customers to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors. We are listed on the Nasdaq National Market (NASDAQ: MRCY). Visit Mercury at www.mc.com.

# # #

Contact:

Robert Hult, SVP, Chief Financial Officer

978-967-1990 / rhult@mc.com

amira is a registered trademark of Konrad-Zuse-Zentrum fur Informationstechnik Berlin (ZIB). Cell Broadband Engine is a trademark of Sony Computer Entertainment Inc. Open Inventor is a trademark of Silicon Graphics, Inc. in the U.S. and other countries worldwide, used under license from Silicon Graphics, Inc. Echotek, Ensemble, MultiCore Plus, and Visage are trademarks, and PowerSteam is a registered trademark of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	June 30,
	2006	2006
Assets
Current assets:
Cash and cash equivalents	$19,340	$22,983
Marketable securities	96,357	113,057
Accounts receivable, net	31,174	34,518
Inventory	22,883	19,870
Deferred tax assets, net	6,496	6,495
Prepaid expenses and other current assets	6,032	4,226

Total current assets	182,282	201,149

Marketable securities	36,973	26,162
Property and equipment, net	31,982	32,091
Goodwill	92,808	91,850
Acquired intangible assets, net	21,512	22,876
Deferred tax assets, net	8,068	7,535
Other non-current assets	4,680	4,783

Total assets	$378,305	$386,446

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,013	$14,196
Accrued expenses	11,136	8,236
Accrued compensation	10,858	9,146
Notes payable and current capital lease obligation	9,856	10,067
Income taxes payable	—	3,247
Deferred revenues and customer advances	13,619	12,844

Total current liabilities	58,482	57,736

Notes payable and non-current capital lease obligation	125,049	125,627
Accrued compensation	1,616	1,564
Deferred tax liabilities, net	8,174	8,732
Other long-term liabilities	912	798

Total liabilities	194,233	194,457

Shareholders’ equity:
Common stock	212	210
Additional paid-in capital	80,694	77,999
Retained earnings	102,155	113,808
Accumulated other comprehensive income (loss)	1,011	(28)

Total shareholders’ equity	184,072	191,989

Total liabilities and shareholders’ equity	$378,305	$386,446

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended
	September 30,
	2006	2005
Net revenues	$48,947	$66,901
Cost of revenues	21,947	24,519

Gross profit	27,000	42,382

Operating expenses:
Selling, general and administrative	20,684	20,159
Research and development	14,453	15,874
Amortization of acquired intangible assets	1,773	1,520
In-process research and development	3,060	548
Restructuring and impairment of long-lived assets	768	—

Total operating expenses	40,738	38,101

(Loss) income from operations	(13,738)	4,281

Interest income	1,798	1,569
Interest expense	(954)	(1,036)
Other income (expense), net	17	(5)

(Loss) income before income taxes	(12,877)	4,809
Income tax (benefit) provision	(1,224)	1,737

Net (loss) income	$(11,653)	$3,072

Net (loss) income per share:
Basic	$(0.55)	$0.15

Diluted	$(0.55)	$0.14

Weighted average shares outstanding:
Basic	21,126	20,963

Diluted (1)	21,126	25,648

ABOVE PREPARED IN ACCORDANCE WITH GAAP

ADDITIONAL SUPPLEMENTAL INFORMATION:

UNAUDITED NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended
	September 30,
	2006	2005
Net revenues	$48,947	$66,901
Cost of revenues (a)	22,018	24,373

Gross profit	26,929	42,528
Operating expenses:
Selling, general and administrative	18,928	18,782
Research and development	13,915	15,313

Total operating expenses (a) (b) (c) (d)	32,843	34,095

(Loss) income from operations (a) (b) (c) (d)	(5,914)	8,433

Interest income	1,798	1,569
Interest expense	(954)	(1,036)
Other income (expense), net	17	(5)

(Loss) income before income taxes (a) (b) (c) (d)	(5,053)	8,961
Income tax (benefit) provision (e)	(1,516)	2,688

Net (loss) income	$(3,537)	$6,273

Net (loss) income per share:
Basic	$(0.17)	$0.30

Diluted	$(0.17)	$0.27

Weighted average shares outstanding:
Basic	21,126	20,963

Diluted (1)	21,126	25,648

A reconciliation between net (loss) income on a GAAP basis

and non-GAAP net (loss) income is as follows:

	Three months ended
	September 30,
	2006	2005
GAAP net (loss) income	$(11,653)	$3,072
(a) Stock-based compensation:
Cost of revenues	(71)	146
Selling, general and administrative	1,756	1,377
Research and development	538	561
(b) Amortization of acquired intangible assets	1,773	1,520
(c) In-process research and development	3,060	548
(d) Restructuring and impairment of long-lived assets	768	—
(e) Income tax effect	292	(951)

Non-GAAP net (loss) income	$(3,537)	$6,273

(1) Under GAAP, when calculating diluted earnings per share, convertible debt must be assumed to have converted if the effect on EPS would be dilutive. For Mercury, dilution occurs when net income is $3.9 million per quarter (using a September 30, 2006 10% GAAP effective tax rate), $2.7 million per quarter (using a September 30, 2005 36% GAAP effective tax rate) or $3.0 million per quarter on a non-GAAP basis (using a 30% non-GAAP effective tax rate). Accordingly, for net income for the three months ended September 30, 2006, diluted shares exclude the conversion of the convertible debt as the effect would be anti-dilutive. For the three months ended September 30, 2005, diluted shares assume the conversion of the convertible debt as the effect would be dilutive. Accordingly, for the three months ended September 30, 2005, 4.1 million shares have been included in diluted shares and $0.5 million of net interest expense and deferred financing costs have been added back to net income for the diluted earnings per share calculation.

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended
	September 30,
	2006	2005
Cash flows from operating activities:
Net (loss) income	$(11,653)	$3,072
Depreciation and amortization	4,406	3,790
In-process research and development acquired in acquisitions	3,060	550
Other and non-cash items, net	1,468	1,038
Changes in operating assets and liabilities	(2,719)	9,250

Net cash (used in) provided by operating activities	(5,438)	17,700

Cash flows from investing activities:
Sales (purchases) of marketable securities, net	6,265	40,832
Purchases of property and equipment	(2,531)	(2,557)
Acquisitions, net of cash acquired	(1,497)	(67,440)

Net cash provided by (used in) investing activities	2,237	(29,165)

Cash flows from financing activities:
Proceeds from employee stock option and purchase plans	472	1,452
Repurchases of common stock	(19)	(6,255)
Payments of principal under notes payable and capital leases, net	(846)	(208)
Gross tax windfall from stock-based compensation	21	83

Net cash used in financing activities	(372)	(4,928)

Effect of exchange rate changes on cash and cash equivalents	(70)	(141)

Net decrease in cash and cash equivalents	(3,643)	(16,534)
Cash and cash equivalents at beginning of period	22,983	43,143

Cash and cash equivalents at end of period	$19,340	$26,609